Exhibit 23.A
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 26, 2009, in the Registration Statement (Form S-4) and related Prospectus of Tennessee Gas Pipeline Company for the registration of $250,000,000 of 8.000% Notes due 2016.
/s/ Ernst & Young LLP
Houston, Texas
March 31, 2009